Exhibit 99.1

For further information:

Media Contact:
Amy Yuhn
312-564-1378
ayuhn@theprivatebank.com

Investor Relations Contact:
Jeanette O'Loughlin
312-564-6076
joloughlin@theprivatebank.com

PrivateBancorp Reports Fourth Quarter and Full Year 2016 Earnings
Earnings per share up 12 percent from prior year quarter
and up 11 percent for the year

CHICAGO, January 18, 2017 - PrivateBancorp, Inc. (NASDAQ: PVTB) today reported net income of $59.5 million, or $0.73 per diluted share, for the fourth quarter 2016, compared to $52.1 million, or $0.65 per diluted share, for the fourth quarter 2015, and $48.9 million, or $0.60 per diluted share, for the third quarter 2016. For the year ended December 31, 2016, the Company had net income of $208.4 million, or $2.57 per diluted share, compared to $185.3 million, or $2.32 per diluted share, for the year ended December 31, 2015.

“We are pleased with our fourth quarter performance to cap a strong 2016,” said Larry D. Richman, President and Chief Executive Officer, PrivateBancorp, Inc. “Through the continued successful execution of our business development efforts, and with the benefit of a rising rate environment, we achieved annual double-digit growth in loans, deposits, revenue and net income as we continued to deliver value for our clients and stockholders in 2016. Our dedicated team members remain focused on executing our strategic priorities and building new client relationships while doing more for existing clients, enabling us to drive our bottom-line results.

“We have built a premier commercial bank that brings an unparalleled level of experience and understanding to our clients,” Richman continued. “Our clients turn to us for solutions that help them grow their businesses. I am pleased with our momentum going into 2017 and look forward to more favorable conditions for the banking industry with continued strengthening in our economy.

“Finally, we continue to work toward the successful completion of our proposed merger with CIBC. The long-term strategic benefits of the transaction remain compelling. We will announce the rescheduled stockholder meeting date when it is established by our Board of Directors.”

Fourth Quarter and Full Year 2016 Highlights

•
Total loans grew to $15.1 billion, up $1.8 billion from a year ago and $401.7 million from September 30, 2016, driven primarily by activity in commercial and commercial real estate ("CRE") loans. At December 31, 2016, commercial loans represented 64 percent and CRE and construction loans represented 30 percent of total loans, relatively consistent with the comparative periods.

•
Total deposits were $16.1 billion, increasing $1.7 billion from a year ago and $576.4 million from September 30, 2016. The loan-to-deposit ratio was 93.7 percent at December 31, 2016, compared to 92.5 percent a year ago and 94.6 percent at September 30, 2016.

•
Net interest margin was 3.23 percent, compared to 3.25 percent for the fourth quarter 2015 and 3.18 percent for the third quarter 2016. The sequential improvement in net interest margin reflected higher fees recognized on early loan repayments and higher short-term rates. For the full year 2016, net interest margin increased by four basis points from the prior year, reflecting increased loan yields and the benefit from continued growth in noninterest-bearing funds in a higher rate environment, offset in part by increased costs for interest-bearing funds.

•
Growth in earning assets continued to benefit operating profit, which increased 15 percent from the fourth quarter 2015 and 8 percent from the third quarter 2016. For the full year 2016, average interest-earning assets grew $1.9 billion to $17.8 billion and operating profit increased by $47.1 million, or 15 percent, compared to 2015.

•
The efficiency ratio was 48.9 percent for the fourth quarter 2016, compared to 48.7 percent for the fourth quarter 2015 and 49.9 percent for the third quarter 2016. For the full year 2016, the efficiency ratio was 50.7 percent, which was impacted by $6.7 million of transaction related expenses.

•
Asset quality remained strong, with nonperforming loans representing 0.56 percent of total loans at year end. The provision for loan and covered loan losses was $6.0 million for the fourth quarter 2016, compared to $2.8 million for the fourth quarter 2015 and $15.7 million for the third quarter 2016.

•
Return on average assets was 1.21 percent and return on average common equity was 12.4 percent for the fourth quarter 2016. For the full year 2016, return on average assets was 1.13 percent and return on average common equity was 11.4 percent.

Operating Performance

Net interest income grew to $155.4 million in the fourth quarter 2016, increasing 14 percent from the fourth quarter 2015 and 7 percent from the third quarter 2016, primarily driven by growth in average loans of 13 percent compared to fourth quarter 2015 and 4 percent compared to the third quarter 2016.

Net interest margin was 3.23 percent in the fourth quarter 2016, declining two basis points from a year ago and increasing five basis points from the third quarter 2016. For the full year 2016, net interest margin increased by four basis points from the prior year. Loan yields increased eight basis points from the third quarter 2016, attributable to higher loan fees tied to early loan repayments and continued upwards movement in LIBOR. The level of loan fees tends to be uneven quarter-to-quarter, dependent on when loans pay off during their term as well as whether early termination fees exist. Approximately 70 percent of the loan portfolio at year end was tied to one-month LIBOR, which was 77 basis points at December 31, 2016, compared to 43 basis points a year ago and 53 basis points at September 30, 2016, with most of the fourth quarter 2016 increase occurring in December. The interest rate moves during December 2016 are expected to be more impactful to loan yields during the first quarter 2017, as a meaningful portion of our variable loan portfolio reprices toward the beginning of the month. Excluding the contribution from loan fees, hedging, and the movement in LIBOR, loan yields were stable in the current environment. Deposit costs increased by one basis point from the third quarter 2016 and 10 basis points year-over year, but the impact on margin was mitigated by growth in average noninterest-bearing funds in a higher rate environment. As of year-end 2016, we had $1.7 billion of deposits indexed to the Fed funds effective or target rate, and the full effect of the December 2016 increase in the Fed funds effective rate will be reflected in first quarter 2017 deposit costs. Further interest rate increases, or changing expectations about future short-term interest rate movements, may impact market pricing and competitive dynamics for deposits generally, which may impact overall funding costs in future periods.

Noninterest income was $39.4 million in the fourth quarter 2016, increasing $6.8 million from the fourth quarter 2015 and $1.8 million from the third quarter 2016. Other income included gains related to loan sales of $1.5 million for the fourth quarter 2016 and $1.3 million for the third quarter 2016.

Capital markets revenue of $8.8 million for the fourth quarter 2016 reflected a positive credit valuation adjustment (CVA) of $3.1 million, compared to $1.0 million for the fourth quarter 2015 and $910,000 for the third quarter 2016. Excluding the CVA impact for all periods, capital markets revenue was $5.7 million in the fourth quarter 2016, compared to $5.3 million for the fourth quarter 2015 and $4.5 million for the third quarter 2016. Results for the fourth quarter 2016 reflected higher interest rate derivative activity from the comparative periods. Meaningful interest rate movements in fourth quarter 2016 and changing expectations about the timing and extent of future interest rate movements create potential for increased opportunities in the interest rate derivatives business in 2017.

The continued onboarding of new commercial clients benefited treasury management fees, which increased 12 percent from the fourth quarter 2015 and 3 percent from the third quarter 2016. Syndication fees were $5.1 million for the fourth quarter 2016, compared to $4.8 million for the fourth quarter 2015 and $4.7 million for the third quarter 2016. Syndication fees vary from quarter to quarter depending on the level and mix of loans originated and distributed.

Asset management revenue was $5.3 million in the fourth quarter 2016, increasing 20 percent from the fourth quarter 2015 and declining 6 percent from the third quarter 2016. Assets under management and administration were $9.7 billion at December 31, 2016, compared to $7.3 billion a year ago and $10.0 billion at September 30, 2016. Managed assets remained relatively consistent on a linked quarter basis. Custody assets declined by $351.5 million from September 30, 2016, reflecting a continuation of expected outflows from a large corporate trust account added during the first quarter 2016.

Expenses

Noninterest expense for the fourth quarter 2016 increased $12.8 million from the fourth quarter 2015 and $3.9 million from the third quarter 2016. The efficiency ratio was 48.9 percent for the fourth quarter 2016, compared to 48.7 percent for the fourth quarter 2015 and 49.9 percent for the third quarter 2016.

Higher incentive compensation accruals tied to improved performance primarily drove an increase in salaries and benefits expense of 4 percent from the third quarter 2016. Compared to the fourth quarter 2015, salaries and benefits expense increased 11 percent, primarily reflecting annual salary adjustments made during the first quarter and additional hires over the last year, as well as higher incentives tied to company performance. First quarter 2017 salaries and benefits expense will include seasonally higher payroll taxes and employee benefits.

Other expenses includes the provision for unfunded commitments, which was $1.5 million for the fourth quarter 2016, compared to $1.9 million for the third quarter 2016 and a release of reserves for unfunded commitments of $3.5 million for the fourth quarter 2015.

Credit Quality

The allowance for loan losses was $185.8 million, or 1.23 percent of total loans, at December 31, 2016, compared to $180.3 million, or 1.23 percent of total loans, at September 30, 2016. The provision for loan losses was $6.1 million for the fourth quarter 2016, compared to $2.9 million for the fourth quarter 2015 and $15.9 million for the third quarter 2016. Provision for loan loss for the third quarter 2016 included $5.6 million related to a single lending relationship. The increase in the general reserve from September 30, 2016 reflected strong loan growth and some level of credit migration. Specific reserve levels were relatively consistent on a linked quarter basis. The provision for loan loss will fluctuate from period to period depending on the level of loan growth and unevenness in credit quality due to the size of individual credits. Annualized net charge-offs to average loans were 0.02 percent for the fourth quarter 2016, compared to 0.15 percent for the fourth quarter 2015 and 0.12 percent for the third quarter 2016.

Nonperforming assets were 0.47 percent of total assets at December 31, 2016, compared to 0.52 percent at September 30, 2016. At December 31, 2016, nonperforming loans were $83.7 million, or 0.56 percent of total loans, declining from $87.4 million, or 0.60 percent of total loans, at September 30, 2016. OREO declined $1.8 million from September 30, 2016 to $10.2 million at December 31, 2016.

Balance Sheet

Total assets were $20.1 billion at December 31, 2016, compared to $17.3 billion at December 31, 2015, and $19.1 billion at September 30, 2016. Total loans of $15.1 billion increased 13 percent from December 31, 2015, and 3 percent from September 30, 2016. Loan growth for the fourth quarter 2016 reflected loans to new clients of $652.3 million, partially offset by payoffs being higher than the five-quarter average and lower draws on revolving loans. At December 31, 2016, commercial loans represented 64 percent of total loans, and commercial real estate and construction loans represented 30 percent of total loans, relatively consistent with the prior comparative periods.

Total liabilities were $18.1 billion at December 31, 2016, compared to $15.6 billion at December 31, 2015, and $17.2 billion at September 30, 2016. Total deposits were $16.1 billion at December 31, 2016, increasing 12 percent from December 31, 2015, and 4 percent from September 30, 2016. Similar to prior years, deposit flows were stronger in the second half of 2016 compared to the first half. Deposit growth included an increase in noninterest-bearing demand deposits of $840.9 million from a year ago and $339.1 million from September 30, 2016. During 2016, deposit funding was supplemented with short-term borrowings, which increased by $1.2 billion from December 31, 2015 and $311.0 million from September 30, 2016.

Net accumulated other comprehensive income, net of tax declined $32.3 million from September 30, 2016, largely driven by a change in the value of the available-for-sale securities portfolio as a result of the increase in interest rates during the fourth quarter 2016.

Capital

As of December 31, 2016, the total risk-based capital ratio was 12.49 percent, the Tier 1 risk-based capital ratio was 10.73 percent, and the leverage ratio was 10.28 percent. The common equity Tier 1 ratio was 9.83 percent and the tangible common equity ratio was 9.14 percent at the end of the year end 2016.

Pending Transaction with CIBC

On June 29, 2016, PrivateBancorp announced that it had entered into a definitive agreement for a strategic merger transaction with CIBC, a leading Canadian bank. The completion of the transaction remains subject to the receipt of PrivateBancorp stockholder approval and CIBC’s receipt of required regulatory approvals. As previously announced, the special meeting of stockholders to vote on the transaction, originally scheduled for December 8, 2016, was postponed. The Board of Directors of PrivateBancorp will establish a new record date and meeting date for the special meeting of stockholders, which will be announced once determined.

No Quarterly Conference Call

PrivateBancorp does not intend to conduct an earnings conference call to discuss this quarterly earnings report.

About PrivateBancorp, Inc.

PrivateBancorp, Inc., through its subsidiary The PrivateBank, delivers customized business and personal financial services to middle-market companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities it serves. As of December 31, 2016, the Company had 35 offices in 13 states and $20.1 billion in assets. The Company’s website is www.theprivatebank.com.

Forward-Looking Statements

Statements made in this press release that are not historical facts may constitute forward-looking statements within the meaning of federal securities laws. Our ability to predict results or the actual effects of future plans, strategies or events is inherently uncertain. Factors which could cause actual results to differ from those reflected in forward-looking statements include:

•
the possibility that the transaction with CIBC does not close when expected or at all because required regulatory, stockholder or other approvals are not received or other conditions to the closing are not satisfied on a timely basis or at all; or the possibility that, as a result of the announcement and pendency of the proposed transaction, we experience difficulties in employee retention and/or clients or vendors seek to change their existing business relationships with us, or competitors change their strategies to compete against us, any of which may have a negative impact on our business or operations;

•	uncertainty regarding geopolitical developments and the U.S. and global economic outlook that may continue to impact market conditions or affect demand for certain banking products and services;

•	unanticipated developments in pending or prospective loan transactions or greater-than-expected paydowns or payoffs of existing loans;

•	competitive pressures in the financial services industry relating to both pricing and loan structures, which may impact our growth rate;

•
unforeseen credit quality problems or changing economic conditions that could result in charge-offs greater than we have anticipated in our allowance for loan losses or changes in value of our investments;

•	unanticipated changes in monetary policies of the Federal Reserve or significant adjustments in the pace of, or market expectations for, future interest rate changes;

•	availability of sufficient and cost-effective sources of liquidity or funding as and when needed;

•	unanticipated losses of one or more large depositor relationships, or other significant deposit outflows;

•	loss of key personnel or an inability to recruit appropriate talent cost-effectively;

•
greater-than-anticipated costs to support the growth of our business, including investments in technology, process improvements or other infrastructure enhancements, or greater-than-anticipated compliance or regulatory costs and burdens; or

•
failures or disruptions to, or compromises of, our data processing or other information or operational systems, including the potential impact of disruptions or security breaches at our third-party service providers.

These factors should be considered in evaluating forward-looking statements and undue reliance should not be placed on our forward-looking statements. Readers should also consider the risks, assumptions and uncertainties set forth in the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2015, and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Form 10-Q for the quarter ended September 30, 2016, as well as those set forth in our subsequent periodic and current reports filed with the SEC. Forward-looking statements speak only as of the date they are made, and we assume no obligation to update any of these statements in light of new information, future events or otherwise unless required under the federal securities laws.

Non-U.S. GAAP Financial Measures

This press release contains both financial measures based on accounting principles generally accepted in the United States (U.S. GAAP) and non-U.S. GAAP based financial measures. We believe that presenting these non-U.S. GAAP financial measures will provide information useful to investors in understanding our underlying operational performance, our business, and performance trends and facilitates comparisons with the performance of others in the banking industry. If non-U.S. GAAP financial measures are used, the comparable U.S. GAAP financial measure, as well as the reconciliation of the non-U.S. GAAP financial measure to the comparable U.S. GAAP financial measure, can be found in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with U.S. GAAP, nor are they necessarily comparable to non-U.S. GAAP performance measures that may be presented by other companies.

Editor's Note: Financial highlights attached. Full financial supplement available on the Company's website at investor.theprivatebank.com.

Consolidated Income Statements
(Amounts in thousands, except per share data)
	Quarter Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
	Unaudited	Unaudited	Unaudited	Audited
Interest Income
Loans, including fees	$158,061	$137,006	$591,051	$517,461
Federal funds sold and interest-bearing deposits in banks	422	229	1,477	903
Securities:
Taxable	16,891	14,587	62,542	55,283
Exempt from Federal income taxes	2,375	2,306	9,326	8,270
Other interest income	163	115	622	295
Total interest income	177,912	154,243	665,018	582,212
Interest Expense
Deposits	16,300	12,364	58,574	47,106
Short-term borrowings	1,118	201	3,413	656
Long-term debt	5,113	5,087	20,605	20,035
Total interest expense	22,531	17,652	82,592	67,797
Net interest income	155,381	136,591	582,426	514,415
Provision for loan and covered loan losses	6,048	2,831	33,710	14,790
Net interest income after provision for loan and covered loan losses	149,333	133,760	548,716	499,625
Non-interest Income
Asset management	5,266	4,392	21,120	17,958
Mortgage banking	3,259	2,812	15,895	14,079
Capital markets products	8,824	6,341	25,323	18,530
Treasury management	8,849	7,883	33,942	30,641
Loan, letter of credit and commitment fees	5,312	4,958	21,343	20,648
Syndication fees	5,137	4,844	20,956	17,205
Deposit service charges and fees and other income	2,765	1,389	8,068	10,129
Net securities gains	—	29	1,111	822
Total non-interest income	39,412	32,648	147,758	130,012
Non-interest Expense
Salaries and employee benefits	58,223	52,619	227,777	205,019
Net occupancy and equipment expense	7,836	7,127	29,162	28,214
Technology and related costs	6,660	5,221	23,722	18,761
Marketing	4,580	4,196	17,496	16,122
Professional services	3,535	2,746	18,884	11,320
Outsourced servicing costs	930	1,994	6,201	7,494
Net foreclosed property expenses	1,633	1,217	3,524	4,210
Postage, telephone, and delivery	823	964	3,426	3,582
Insurance	4,066	3,644	15,796	13,972
Loan and collection expense	2,611	1,754	8,132	8,556
Other expenses	4,947	1,538	18,353	15,987
Total non-interest expense	95,844	83,020	372,473	333,237
Income before income taxes	92,901	83,388	324,001	296,400
Income tax provision	33,353	31,251	115,644	111,089
Net income available to common stockholders	$59,548	$52,137	$208,357	$185,311
Per Common Share Data
Basic earnings per share	$0.75	$0.66	$2.62	$2.36
Diluted earnings per share	$0.73	$0.65	$2.57	$2.32
Cash dividends declared	$0.01	$0.01	$0.04	$0.04
Weighted-average common shares outstanding	79,189	78,366	78,900	77,968
Weighted-average diluted common shares outstanding	81,083	79,738	80,484	79,206
Note: Certain reclassifications have been made to prior period amounts to conform to the current period presentation.

Consolidated Income Statements
(Amounts in thousands, except per share data)
(Unaudited)
	4Q16	3Q16	2Q16	1Q16	4Q15
Interest Income
Loans, including fees	$158,061	$148,759	$144,164	$140,067	$137,006
Federal funds sold and interest-bearing deposits in banks	422	380	335	340	229
Securities:
Taxable	16,891	15,283	15,158	15,210	14,587
Exempt from Federal income taxes	2,375	2,322	2,296	2,333	2,306
Other interest income	163	139	170	150	115
Total interest income	177,912	166,883	162,123	158,100	154,243
Interest Expense
Deposits	16,300	15,238	13,895	13,141	12,364
Short-term borrowings	1,118	1,070	995	230	201
Long-term debt	5,113	5,065	5,216	5,211	5,087
Total interest expense	22,531	21,373	20,106	18,582	17,652
Net interest income	155,381	145,510	142,017	139,518	136,591
Provision for loan and covered loan losses	6,048	15,691	5,569	6,402	2,831
Net interest income after provision for loan and covered loan losses	149,333	129,819	136,448	133,116	133,760
Non-interest Income
Asset management	5,266	5,590	5,539	4,725	4,392
Mortgage banking	3,259	5,060	4,607	2,969	2,812
Capital markets products	8,824	5,448	5,852	5,199	6,341
Treasury management	8,849	8,617	8,290	8,186	7,883
Loan, letter of credit and commitment fees	5,312	5,293	5,538	5,200	4,958
Syndication fees	5,137	4,721	5,664	5,434	4,844
Deposit service charges and fees and other income	2,765	2,885	1,060	1,358	1,389
Net securities gains	—	—	580	531	29
Total non-interest income	39,412	37,614	37,130	33,602	32,648
Non-interest Expense
Salaries and employee benefits	58,223	55,889	55,326	58,339	52,619
Net occupancy and equipment expense	7,836	7,099	7,012	7,215	7,127
Technology and related costs	6,660	6,282	5,487	5,293	5,221
Marketing	4,580	4,587	3,925	4,404	4,196
Professional services	3,535	2,865	9,490	2,994	2,746
Outsourced servicing costs	930	1,379	2,052	1,840	1,994
Net foreclosed property expenses	1,633	965	360	566	1,217
Postage, telephone, and delivery	823	818	945	840	964
Insurance	4,066	3,931	3,979	3,820	3,644
Loan and collection expense	2,611	1,972	2,017	1,532	1,754
Other expenses	4,947	6,133	3,623	3,650	1,538
Total non-interest expense	95,844	91,920	94,216	90,493	83,020
Income before income taxes	92,901	75,513	79,362	76,225	83,388
Income tax provision	33,353	26,621	28,997	26,673	31,251
Net income available to common stockholders	$59,548	$48,892	$50,365	$49,552	$52,137
Per Common Share Data
Basic earnings per share	$0.75	$0.61	$0.63	$0.63	$0.66
Diluted earnings per share	$0.73	$0.60	$0.62	$0.62	$0.65
Cash dividends declared	$0.01	$0.01	$0.01	$0.01	$0.01
Weighted-average common shares outstanding	79,189	79,007	78,849	78,550	78,366
Weighted-average diluted common shares outstanding	81,083	80,673	80,317	79,856	79,738

Consolidated Balance Sheets
(Dollars in thousands)
	12/31/16	9/30/16	6/30/16	3/31/16	12/31/15
	Unaudited	Unaudited	Unaudited	Unaudited	Audited
Assets
Cash and due from banks	$161,168	$166,607	$155,292	$133,001	$145,147
Federal funds sold and interest-bearing deposits in banks	587,563	245,193	230,036	337,465	238,511
Loans held-for-sale	103,284	75,438	61,360	64,029	108,798
Securities available-for-sale, at fair value	2,013,525	1,961,099	1,864,636	1,831,848	1,765,366
Securities held-to-maturity, at amortized cost	1,738,123	1,633,235	1,435,334	1,456,760	1,355,283
Federal Home Loan Bank ("FHLB") stock	54,163	30,213	21,113	38,113	26,613
Loans – excluding covered assets, net of unearned fees	15,056,241	14,654,570	14,035,808	13,457,665	13,266,475
Allowance for loan losses	(185,765)	(180,268)	(168,615)	(165,356)	(160,736)
Loans, net of allowance for loan losses and unearned fees	14,870,476	14,474,302	13,867,193	13,292,309	13,105,739
Covered assets	22,063	23,889	25,151	25,769	26,954
Allowance for covered loan losses	(4,766)	(4,879)	(5,525)	(5,526)	(5,712)
Covered assets, net of allowance for covered loan losses	17,297	19,010	19,626	20,243	21,242
Other real estate owned, excluding covered assets	10,203	12,035	14,532	14,806	7,273
Premises, furniture, and equipment, net	46,967	44,760	43,394	41,717	42,405
Accrued interest receivable	57,986	48,512	47,209	47,349	45,482
Investment in bank owned life insurance	58,115	57,750	57,380	57,011	56,653
Goodwill	94,041	94,041	94,041	94,041	94,041
Other intangible assets	1,269	1,809	2,349	2,890	3,430
Derivative assets	27,965	62,094	80,995	66,406	40,615
Other assets	211,628	179,462	174,701	169,384	196,250
Total assets	$20,053,773	$19,105,560	$18,169,191	$17,667,372	$17,252,848
Liabilities
Deposits:
Noninterest-bearing	$5,196,587	$4,857,470	$4,511,893	$4,338,177	$4,355,700
Interest-bearing	10,868,642	10,631,384	10,045,501	10,126,692	9,989,892
Total deposits	16,065,229	15,488,854	14,557,394	14,464,869	14,345,592
Short-term borrowings	1,544,746	1,233,318	1,287,934	602,365	372,467
Long-term debt	338,310	338,286	338,262	688,238	688,215
Accrued interest payable	9,063	7,953	7,967	6,630	7,080
Derivative liabilities	18,122	19,236	27,940	22,498	18,229
Other liabilities	158,628	135,559	118,544	114,781	122,314
Total liabilities	18,134,098	17,223,206	16,338,041	15,899,381	15,553,897
Equity
Common stock	79,313	79,101	78,918	78,894	78,439
Treasury stock	—	—	—	(4,389)	(103)
Additional paid-in capital	1,101,946	1,091,275	1,082,173	1,078,470	1,071,674
Retained earnings	736,798	678,059	629,976	580,418	531,682
Accumulated other comprehensive income, net of tax	1,618	33,919	40,083	34,598	17,259
Total equity	1,919,675	1,882,354	1,831,150	1,767,991	1,698,951
Total liabilities and equity	$20,053,773	$19,105,560	$18,169,191	$17,667,372	$17,252,848

Selected Financial Data
(Amounts in thousands, except per share data)
(Unaudited)
	4Q16		3Q16		2Q16		1Q16		4Q15
Selected Statement of Income Data:
Net interest income	$155,381		$145,510		$142,017		$139,518		$136,591
Net revenue (1)(2)	$196,027		$184,331		$180,341		$174,337		$170,445
Operating profit (1)(2)	$100,183		$92,411		$86,125		$83,844		$87,425
Provision for loan and covered loan losses	$6,048		$15,691		$5,569		$6,402		$2,831
Income before income taxes	$92,901		$75,513		$79,362		$76,225		$83,388
Net income available to common stockholders	$59,548		$48,892		$50,365		$49,552		$52,137
Per Common Share Data:
Basic earnings per share	$0.75		$0.61		$0.63		$0.63		$0.66
Diluted earnings per share	$0.73		$0.60		$0.62		$0.62		$0.65
Dividends declared	$0.01		$0.01		$0.01		$0.01		$0.01
Book value (period end) (1)	$24.04		$23.64		$23.04		$22.29		$21.48
Tangible book value (period end) (1)(2)	$22.85		$22.43		$21.83		$21.07		$20.25
Market value (period end)	$54.19		$45.92		$44.03		$38.60		$41.02
Book value multiple (period end)	2.25	x	1.94	x	1.91	x	1.73	x	1.91	x
Share Data:
Weighted-average common shares outstanding	79,189		79,007		78,849		78,550		78,366
Weighted-average diluted common shares outstanding	81,083		80,673		80,317		79,856		79,738
Common shares issued (period end)	79,849		79,640		79,464		79,443		79,099
Common shares outstanding (period end)	79,849		79,640		79,464		79,322		79,097
Performance Ratio:
Return on average common equity	12.40%		10.40%		11.20%		11.40%		12.29%
Return on average assets	1.21%		1.04%		1.14%		1.15%		1.21%
Return on average tangible common equity (1)(2)	13.12%		11.04%		11.91%		12.16%		13.13%
Net interest margin (1)(2)	3.23%		3.18%		3.28%		3.30%		3.25%
Fee revenue as a percent of total revenue (1)	20.23%		20.54%		20.47%		19.16%		19.28%
Non-interest income to average assets	0.80%		0.80%		0.84%		0.78%		0.75%
Non-interest expense to average assets	1.95%		1.96%		2.12%		2.09%		1.92%
Net overhead ratio (1)	1.15%		1.16%		1.29%		1.32%		1.16%
Efficiency ratio (1)(2)	48.89%		49.87%		52.24%		51.91%		48.71%
Balance Sheet Ratios:
Loans to deposits (period end) (3)	93.72%		94.61%		96.42%		93.04%		92.48%
Average interest-earning assets to average interest-bearing liabilities	155.71%		153.16%		151.10%		153.64%		152.94%
Capital Ratios (period end):
Total risk-based capital (1)	12.49%		12.41%		12.42%		12.56%		12.37%
Tier 1 risk-based capital (1)	10.73%		10.64%		10.66%		10.76%		10.56%
Tier 1 leverage ratio (1)	10.28%		10.43%		10.56%		10.50%		10.35%
Common equity Tier 1 (1)	9.83%		9.71%		9.70%		9.76%		9.54%
Tangible common equity to tangible assets (1)(2)	9.14%		9.40%		9.60%		9.51%		9.34%
Total equity to total assets	9.57%		9.85%		10.08%		10.01%		9.85%

(1)	Refer to Glossary of Terms for definition.

(2)	This is a non-U.S. GAAP financial measure. Refer to "Non-U.S. GAAP Financial Measures" for a reconciliation from non-U.S. GAAP to U.S. GAAP.

(3)	Excludes covered assets. Refer to Glossary of Terms for definition.

Selected Financial Data (continued)
(Dollars in thousands)
(Unaudited)
	4Q16	3Q16	2Q16	1Q16	4Q15
Additional Selected Information:
Decrease (increase) credit valuation adjustment on capital markets derivatives (1)	$3,112	$910	$(1,033)	$(1,904)	$1,043
Salaries and employee benefits:
Salaries and wages	$30,974	$30,923	$30,335	$28,963	$28,113
Share-based costs	5,034	4,728	4,618	6,357	4,871
Incentive compensation and commissions	17,144	15,604	15,882	13,307	14,676
Payroll taxes, insurance and retirement costs	5,071	4,634	4,491	9,712	4,959
Total salaries and employee benefits	$58,223	$55,889	$55,326	$58,339	$52,619
Loan and collection expense:
Loan origination and servicing expense	$1,281	$1,716	$1,666	$1,297	$1,445
Loan remediation expense	1,330	256	351	235	309
Total loan and collection expense	$2,611	$1,972	$2,017	$1,532	$1,754
Transaction related expenses	$329	$106	$6,270	$—	$—
Assets under management and administration (AUMA):
Personal managed	$2,046,758	$2,068,772	$2,017,797	$1,867,572	$1,872,737
Corporate and institutional managed	2,643,041	2,653,264	2,526,043	1,592,394	1,787,187
Total managed assets	4,689,799	4,722,036	4,543,840	3,459,966	3,659,924
Custody assets	4,975,269	5,326,757	6,145,445	6,161,827	3,631,149
Total AUMA	$9,665,068	$10,048,793	$10,689,285	$9,621,793	$7,291,073

Basic and Diluted Earnings per Common Share
(Amounts in thousands, except per share data)
	4Q16	3Q16	2Q16	1Q16	4Q15
Basic earnings per common share
Net income	$59,548	$48,892	$50,365	$49,552	$52,137
Net income allocated to participating stockholders (2)	(475)	(379)	(381)	(425)	(412)
Net income allocated to common stockholders	$59,073	$48,513	$49,984	$49,127	$51,725
Weighted-average common shares outstanding	79,189	79,007	78,849	78,550	78,366
Basic earnings per common share	$0.75	$0.61	$0.63	$0.63	$0.66
Diluted earnings per common share
Diluted earnings applicable to common stockholders (3)	$59,084	$48,520	$49,990	$49,134	$51,729
Weighted-average diluted common shares outstanding:
Weighted-average common shares outstanding	79,189	79,007	78,849	78,550	78,366
Dilutive effect of stock awards	1,894	1,666	1,468	1,306	1,372
Weighted-average diluted common shares outstanding	81,083	80,673	80,317	79,856	79,738
Diluted earnings per common share	$0.73	$0.60	$0.62	$0.62	$0.65

(1)	Refer to Glossary of Terms for definition.

(2)
Participating stockholders are those that hold certain share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents. Such shares or units are considered participating securities (i.e., certain of the Company’s deferred, restricted stock and performance share units, and nonvested restricted stock awards).

(3)
Net income allocated to common stockholders for basic and diluted earnings per share may differ under the two-class method as a result of adding common stock equivalents for options to dilutive shares outstanding, which alters the ratio used to allocate earnings to common stockholders and participating securities for the purposes of calculating diluted earnings per share.

Loan Portfolio Composition (excluding covered assets (1))
(Dollars in thousands)
	12/31/16	% of Total	9/30/16	% of Total	6/30/16	% of Total	3/31/16	% of Total	12/31/15	% of Total
	Unaudited		Unaudited		Unaudited		Unaudited		Audited
Commercial and industrial	$7,506,977	50%	$7,446,754	51%	$7,141,069	51%	$6,812,596	51%	$6,747,389	51%
Commercial - owner-occupied CRE	2,142,068	14%	2,062,614	14%	1,889,400	13%	1,865,242	14%	1,888,238	14%
Total commercial	9,649,045	64%	9,509,368	65%	9,030,469	64%	8,677,838	65%	8,635,627	65%
Commercial real estate	3,127,373	21%	2,946,687	20%	2,860,618	20%	2,705,694	20%	2,629,873	20%
Commercial real estate - multi-family	993,352	6%	883,850	6%	787,792	6%	764,292	5%	722,637	5%
Total commercial real estate	4,120,725	27%	3,830,537	26%	3,648,410	26%	3,469,986	25%	3,352,510	25%
Construction	417,955	3%	496,773	3%	552,183	4%	537,304	4%	522,263	4%
Residential real estate	581,757	4%	525,836	4%	497,709	4%	477,263	4%	461,412	4%
Home equity	119,049	1%	124,367	1%	127,967	1%	126,096	1%	129,317	1%
Personal	167,710	1%	167,689	1%	179,070	1%	169,178	1%	165,346	1%
Total loans	$15,056,241	100%	$14,654,570	100%	$14,035,808	100%	$13,457,665	100%	$13,266,475	100%
Total new loans to new clients (2)	$652,251		$456,360		$421,860		$396,599		$498,496

(1)	Refer to Glossary of Terms for definition.

(2)	Amounts are unaudited.

Commercial Loan Portfolio Composition by Industry Segment
(Dollars in thousands)
(Unaudited)
(Classified pursuant to the North American Industrial Classification System standard industry descriptions and represents our client's primary business activity)
	December 31, 2016		September 30, 2016		December 31, 2015
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Manufacturing	$1,843,901	19%	$1,957,888	21%	$1,810,085	21%
Healthcare	2,016,041	21%	1,939,350	20%	1,807,764	21%
Finance and insurance	1,669,453	17%	1,603,178	17%	1,333,363	15%
Wholesale trade	860,657	9%	815,370	9%	768,571	9%
Professional, scientific and technical services	617,264	6%	599,732	6%	574,278	7%
Real estate, rental and leasing	583,701	6%	537,135	6%	542,437	6%
Administrative, support, waste management and remediation	537,491	6%	499,734	5%	481,827	5%
Architecture, engineering and construction	298,191	3%	280,378	3%	252,351	3%
Telecommunication and publishing	250,941	3%	243,865	3%	203,994	2%
Retail	231,739	2%	241,295	3%	228,935	3%
All other (1)	739,666	8%	791,443	7%	632,022	8%
Total commercial (2)	$9,649,045	100%	$9,509,368	100%	$8,635,627	100%

(1)	All other consists of numerous smaller balances across a variety of industries with no category greater than 2% of total loans.

(2)	Includes owner-occupied commercial real estate of $2.1 billion at both December 31, 2016 and September 30, 2016 and $1.9 billion at December 31, 2015.

Commercial Real Estate and Construction Loan Portfolio by Collateral Type
(Dollars in thousands)
(Unaudited)
	December 31, 2016		September 30, 2016		December 31, 2015
	Amount	% of Total	Amount	% of Total	Amount	% of Total
Commercial Real Estate
Multi-family	$993,352	24%	$883,850	23%	$722,637	22%
Retail	822,811	20%	799,484	21%	763,179	23%
Office	716,775	17%	709,493	19%	572,711	17%
Healthcare	371,961	9%	346,675	9%	335,918	10%
Industrial/warehouse	493,257	12%	417,314	11%	319,958	9%
Land	232,756	6%	221,090	6%	247,190	7%
Residential 1-4 family	56,730	1%	53,524	1%	86,214	3%
Mixed use/other	433,083	11%	399,107	10%	304,703	9%
Total commercial real estate	$4,120,725	100%	$3,830,537	100%	$3,352,510	100%
Construction
Multi-family	$121,983	29%	$190,744	38%	$130,020	25%
Healthcare	22,027	5%	32,063	6%	62,460	12%
Retail	61,791	15%	77,878	16%	107,327	21%
Office	18,800	4%	49,663	10%	84,459	16%
Condominiums	36,846	9%	30,629	6%	37,451	7%
Industrial/warehouse	77,079	18%	55,470	11%	46,530	9%
Residential 1-4 family	26,013	6%	21,048	4%	21,849	4%
Land	—	—%	1,648	*	—	—%
Mixed use/other	53,416	14%	37,630	9%	32,167	6%
Total construction	$417,955	100%	$496,773	100%	$522,263	100%

*	Less than 0.1%

Asset Quality (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)
	4Q16	3Q16	2Q16	1Q16	4Q15
Credit Quality Key Ratios
Net charge-offs (annualized) to average loans	0.02%	0.12%	0.07%	0.05%	0.15%
Nonperforming loans to total loans	0.56%	0.60%	0.47%	0.44%	0.41%
Nonperforming loans to total assets	0.42%	0.46%	0.36%	0.33%	0.31%
Nonperforming assets to total assets	0.47%	0.52%	0.44%	0.42%	0.35%
Allowance for loan losses to:
Total loans	1.23%	1.23%	1.20%	1.23%	1.21%
Nonperforming loans	222%	206%	258%	280%	299%
Nonperforming assets
Loans past due 90 days and accruing	$—	$—	$—	$—	$—
Nonaccrual loans	83,688	87,372	65,424	59,070	53,749
OREO	10,203	12,035	14,532	14,806	7,273
Total nonperforming assets	$93,891	$99,407	$79,956	$73,876	$61,022
Restructured loans accruing interest	$66,002	$64,265	$43,177	$28,835	$16,546
Loans past due and still accruing
30-59 days	$9,847	$2,242	$3,827	$14,772	$7,452
60-89 days	741	3,132	10,695	960	1,615
Total loans past due and still accruing	$10,588	$5,374	$14,522	$15,732	$9,067
Special mention loans	$179,611	$145,204	$154,691	$121,239	$120,028
Potential problem loans	$123,345	$133,533	$98,817	$136,322	$132,398

Nonperforming Loans Rollforward
Beginning balance	$87,372	$65,424	$59,070	$53,749	$43,982
Additions:
New nonaccrual loans	5,388	40,513	17,076	24,720	19,969
Reductions:
Return to performing status	—	(1,161)	—	(907)	(614)
Paydowns and payoffs, net of advances	(7,832)	(11,720)	(7,185)	(6,920)	(997)
Net sales	(377)	(450)	(8)	—	(393)
Transfer to OREO	(76)	(130)	(674)	(9,294)	(1,141)
Transfer to loans held for sale	—	—	—	—	(667)
Charge-offs	(787)	(5,104)	(2,855)	(2,278)	(6,390)
Total reductions	(9,072)	(18,565)	(10,722)	(19,399)	(10,202)
Balance at end of period	$83,688	$87,372	$65,424	$59,070	$53,749

(1)	Refer to Glossary of Terms for definition.

Asset Quality (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)

Credit Quality Indicators
	Special Mention Loans	% of Portfolio Loan Type	Potential Problem Loans	% of Portfolio Loan Type	Non-Performing Loans	% of Portfolio Loan Type	Total Loans
December 31, 2016
Commercial	$173,626	1.8%	$114,090	1.2%	$69,453	0.7%	$9,649,045
Commercial real estate	—	—%	4,632	0.1%	6,316	0.2%	4,120,725
Construction	—	—%	—	—%	—	—%	417,955
Residential real estate	5,449	0.9%	3,829	0.7%	4,591	0.8%	581,757
Home equity	508	0.4%	733	0.6%	3,317	2.8%	119,049
Personal	28	*	61	*	11	*	167,710
Total	$179,611	1.2%	$123,345	0.8%	$83,688	0.6%	$15,056,241
September 30, 2016
Commercial	$135,395	1.4%	$128,083	1.3%	$72,277	0.8%	$9,509,368
Commercial real estate	—	—%	116	*	6,007	0.2%	3,830,537
Construction	—	—%	—	—%	—	—%	496,773
Residential real estate	9,228	1.8%	4,391	0.8%	4,124	0.8%	525,836
Home equity	538	0.4%	901	0.7%	4,948	4.0%	124,367
Personal	43	*	42	*	16	*	167,689
Total	$145,204	1.0%	$133,533	0.9%	$87,372	0.6%	$14,654,570

Reserve for Unfunded Commitments (2)
(Amounts in thousands)
(Unaudited)
	4Q16	3Q16	2Q16	1Q16	4Q15
Balance at beginning of period	$15,647	$13,729	$12,354	$11,759	$15,209
Provision (release) for unfunded commitments	1,493	1,918	1,375	595	(3,450)
Balance at end of period	$17,140	$15,647	$13,729	$12,354	$11,759
Unfunded commitments, excluding covered assets, at period end	$6,804,421	$6,453,528	$6,442,994	$6,361,917	$6,468,324

(1)	Refer to Glossary of Terms for definition.

(2)
Unfunded commitments include commitments to extend credit, standby letters of credit and commercial letters of credit. Unfunded commitments related to covered assets are excluded as they are covered under a loss sharing agreement with the FDIC.

*	Less than 0.1%

Allowance for Loan Losses (excluding covered assets (1))
(Dollars in thousands)
(Unaudited)
	4Q16	3Q16	2Q16	1Q16	4Q15
Change in allowance for loan losses:
Balance at beginning of period	$180,268	$168,615	$165,356	$160,736	$162,868
Loans charged-off:
Commercial	(641)	(4,870)	(2,838)	(78)	(5,654)
Commercial real estate	—	—	(13)	(1,497)	(298)
Residential real estate	(102)	(240)	(33)	(484)	(166)
Home equity	—	—	(34)	(192)	(260)
Personal	(48)	(10)	(17)	(150)	(15)
Total charge-offs	(791)	(5,120)	(2,935)	(2,401)	(6,393)
Recoveries on loans previously charged-off:
Commercial	102	727	66	187	786
Commercial real estate	38	12	449	296	205
Construction	20	67	13	19	11
Residential real estate	17	43	20	19	16
Home equity	27	39	65	34	314
Personal	11	10	11	30	12
Total recoveries	215	898	624	585	1,344
Net charge-offs	(576)	(4,222)	(2,311)	(1,816)	(5,049)
Provisions charged to operating expenses	6,073	15,875	5,570	6,436	2,917
Balance at end of period	$185,765	$180,268	$168,615	$165,356	$160,736
Allocation of allowance for loan losses:
General allocated reserve:
Commercial	$130,117	$125,242	$115,574	$116,017	$113,161
Commercial real estate	30,403	30,055	30,323	28,895	26,454
Construction	6,087	5,639	6,169	4,931	5,441
Residential real estate	3,328	3,311	3,511	3,800	3,700
Home equity	1,924	2,098	2,404	2,651	2,638
Personal	1,968	2,061	2,241	2,311	2,080
Total allocated	173,827	168,406	160,222	158,605	153,474
Specific reserve	11,938	11,862	8,393	6,751	7,262
Total	$185,765	$180,268	$168,615	$165,356	$160,736
Allocation of reserve by a percent of total allowance for loan losses:
General allocated reserve:
Commercial	70%	69%	69%	70%	70%
Commercial real estate	17%	17%	18%	18%	17%
Construction	3%	3%	4%	3%	3%
Residential real estate	2%	2%	2%	2%	2%
Home equity	1%	1%	1%	2%	2%
Personal	1%	1%	1%	1%	1%
Total allocated	94%	93%	95%	96%	95%
Specific reserve	6%	7%	5%	4%	5%
Total	100%	100%	100%	100%	100%
Allowance for loan losses to:
Total loans	1.23%	1.23%	1.20%	1.23%	1.21%
Nonperforming loans	222%	206%	258%	280%	299%

(1)	Refer to Glossary of Terms for definition.

Deposits
(Dollars in thousands)
	12/31/16	% of Total	9/30/16	% of Total	6/30/16	% of Total	3/31/16	% of Total	12/31/15	% of Total
	Unaudited		Unaudited		Unaudited		Unaudited		Audited
Noninterest-bearing demand deposits	$5,196,587	32%	$4,857,470	31%	$4,511,893	31%	$4,338,177	30%	$4,355,700	30%
Interest-bearing demand deposits	1,942,992	12%	1,823,840	12%	1,781,308	12%	1,445,368	10%	1,503,372	11%
Savings deposits	439,689	3%	395,858	3%	393,344	3%	410,891	3%	377,191	3%
Money market accounts	6,144,950	38%	5,795,910	37%	5,509,072	38%	6,132,695	42%	5,919,252	41%
Time deposits	2,341,011	15%	2,615,776	17%	2,361,777	16%	2,137,738	15%	2,190,077	15%
Total deposits	$16,065,229	100%	$15,488,854	100%	$14,557,394	100%	$14,464,869	100%	$14,345,592	100%
Total new deposits from new clients (1)	$177,822		$254,536		$319,812		$274,349		$198,980

(1)	Amounts are unaudited.

Brokered Deposit Composition
(Dollars in thousands)
(Unaudited)
	12/31/16	9/30/16	6/30/16	3/31/16	12/31/15
Noninterest-bearing demand deposits	$398,015	$391,397	$442,118	$324,782	$381,723
Interest-bearing demand deposits	651,997	627,442	662,605	250,123	242,466
Savings deposits	1,115	1,111	1,128	1,110	974
Money market accounts	1,706,459	1,712,595	1,527,467	1,824,525	1,818,091
Time deposits:
Traditional	505,817	530,663	511,924	437,391	437,235
CDARS (1)	150,656	350,850	271,118	197,198	208,086
Other	27,319	35,199	38,120	50,676	74,954
Total time deposits	683,792	916,712	821,162	685,265	720,275
Total brokered deposits	$3,441,378	$3,649,257	$3,454,480	$3,085,805	$3,163,529
Brokered deposits as a % of total deposits	21%	24%	24%	21%	22%

(1)	The CDARS® deposit program is a deposit services arrangement that effectively achieves FDIC deposit insurance for jumbo deposit relationships.

Net Interest Margin
(Dollars in thousands)
(Unaudited)
	Three Months Ended
	December 31, 2016			September 30, 2016			December 31, 2015
	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate
Assets:
Federal funds sold and interest-bearing deposits in banks	$304,055	$422	0.54%	$302,245	$380	0.49%	$316,349	$229	0.28%
Securities:
Taxable	3,269,961	16,891	2.07%	2,932,624	15,283	2.08%	2,560,038	14,587	2.28%
Tax-exempt (2)	465,006	3,609	3.11%	454,041	3,529	3.11%	444,339	3,512	3.16%
Total securities	3,734,967	20,500	2.20%	3,386,665	18,812	2.22%	3,004,377	18,099	2.41%
FHLB stock	24,421	163	2.61%	20,901	139	2.62%	26,025	115	1.74%
Loans, excluding covered assets:
Commercial	9,669,704	107,285	4.34%	9,205,527	99,579	4.23%	8,696,086	94,345	4.25%
Commercial real estate	3,900,350	38,057	3.82%	3,671,508	35,850	3.82%	3,291,094	31,226	3.71%
Construction	522,589	5,380	4.03%	632,790	6,119	3.78%	507,444	4,918	3.79%
Residential	574,242	4,756	3.31%	540,848	4,727	3.50%	471,378	4,158	3.53%
Personal and home equity	280,651	2,438	3.46%	299,705	2,331	3.09%	291,524	2,177	2.96%
Total loans, excluding covered assets (3)	14,947,536	157,916	4.14%	14,350,378	148,606	4.06%	13,257,526	136,824	4.04%
Covered assets (4)	21,943	145	2.63%	24,202	153	2.51%	27,681	182	2.61%
Total interest-earning assets (2)	19,032,922	$179,146	3.70%	18,084,391	$168,090	3.65%	16,631,958	$155,449	3.67%
Cash and due from banks	192,277			186,205			188,286
Allowance for loan and covered loan losses	(188,191)			(178,602)			(171,277)
Other assets	518,134			540,458			512,251
Total assets	$19,555,142			$18,632,452			$17,161,218
Liabilities and Equity :
Interest-bearing demand deposits	$1,747,456	$1,531	0.35%	$1,725,404	$1,429	0.33%	$1,426,603	$936	0.26%
Savings deposits	421,535	520	0.49%	392,485	480	0.49%	368,087	430	0.46%
Money market accounts	6,223,860	6,941	0.44%	5,946,692	6,565	0.44%	5,946,834	5,057	0.34%
Time deposits	2,506,461	7,308	1.15%	2,385,720	6,764	1.12%	2,262,252	5,941	1.04%
Total interest-bearing deposits	10,899,312	16,300	0.59%	10,450,301	15,238	0.58%	10,003,776	12,364	0.49%
Short-term borrowings	985,587	1,118	0.44%	1,018,856	1,070	0.41%	176,165	201	0.45%
Long-term debt	338,298	5,113	6.02%	338,274	5,065	5.96%	694,788	5,087	2.91%
Total interest-bearing liabilities	12,223,197	22,531	0.73%	11,807,431	21,373	0.72%	10,874,729	17,652	0.64%
Noninterest-bearing demand deposits	5,197,157			4,717,556			4,420,246
Other liabilities	223,811			237,356			182,759
Equity	1,910,977			1,870,109			1,683,484
Total liabilities and equity	$19,555,142			$18,632,452			$17,161,218
Net interest spread (2)(5)			2.97%			2.93%			3.03%
Contribution of noninterest-bearing sources of funds			0.26%			0.25%			0.22%
Net interest income/margin (2)(5)		156,615	3.23%		146,717	3.18%		137,797	3.25%
Less: tax equivalent adjustment		1,234			1,207			1,206
Net interest income, as reported		$155,381			$145,510			$136,591

(1)	Interest income included $8.0 million, $6.2 million, and $9.2 million in loan fees for the three months ended December 31, 2016, September 30, 2016 and December 31, 2015, respectively.

(2)	Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This is a non-U.S. GAAP measure.

(3)
Includes loans held-for-sale and nonaccrual loans. Average loans on a nonaccrual basis for the recognition of interest income totaled $87.2 million, $79.8 million, and $48.9 million for the three months ended December 31, 2016, September 30, 2016, and December 31, 2015, respectively. Interest foregone on impaired loans was estimated to be approximately $947,000, $841,000 and $488,000 for the three months ended December 31, 2016, September 30, 2016, and December 31, 2015, respectively, calculated based on the average loan portfolio yield for the respective period.

(4)	Covered interest-earning assets consist of loans acquired through a FDIC-assisted transaction that are subject to a loss share agreement and the related indemnification asset.

(5)	Refer to Glossary of Terms for definition.

Net Interest Margin
(Dollars in thousands)
(Unaudited)
	Year Ended December 31,
	2016			2015
	Average Balance	Interest (1)	Yield/ Rate	Average Balance	Interest (1)	Yield/ Rate
Assets:
Federal funds sold and interest-bearing deposits in banks	$287,908	$1,477	0.51%	$349,803	$903	0.26%
Securities:
Taxable	2,919,718	62,542	2.14%	2,440,429	55,283	2.27%
Tax-exempt (2)	453,432	14,178	3.13%	400,258	12,592	3.15%
Total securities	3,373,150	76,720	2.27%	2,840,687	67,875	2.39%
FHLB stock	24,269	622	2.56%	26,743	295	1.10%
Loans, excluding covered assets:
Commercial	9,089,131	399,475	4.40%	8,447,121	359,794	4.26%
Commercial real estate	3,613,835	140,144	3.88%	3,052,095	114,868	3.76%
Construction	582,799	23,156	3.97%	433,123	17,245	3.98%
Residential	530,769	18,379	3.46%	430,332	15,145	3.52%
Personal and home equity	295,061	9,331	3.16%	313,758	9,353	2.98%
Total loans, excluding covered assets (3)	14,111,595	590,485	4.18%	12,676,429	516,405	4.07%
Covered assets (4)	24,212	566	2.34%	30,169	1,056	3.50%
Total interest-earning assets (2)	17,821,134	$669,870	3.76%	15,923,831	$586,534	3.69%
Cash and due from banks	184,166			176,586
Allowance for loan and covered loan losses	(177,316)			(165,994)
Other assets	532,947			495,437
Total assets	$18,360,931			$16,429,860
Liabilities and Equity:
Interest-bearing demand deposits	$1,620,817	$5,221	0.32%	$1,447,298	$3,845	0.27%
Savings deposits	401,485	1,941	0.48%	341,709	1,434	0.42%
Money market accounts	6,017,268	25,601	0.43%	5,799,593	18,735	0.32%
Time deposits	2,326,362	25,811	1.11%	2,389,460	23,092	0.97%
Total interest-bearing deposits	10,365,932	58,574	0.57%	9,978,060	47,106	0.47%
Short-term borrowings	759,701	3,413	0.45%	230,402	656	0.28%
Long-term debt	488,399	20,605	4.22%	548,075	20,035	3.66%
Total interest-bearing liabilities	11,614,032	82,592	0.71%	10,756,537	67,797	0.63%
Noninterest-bearing demand deposits	4,694,213			3,915,032
Other liabilities	217,924			156,840
Equity	1,834,762			1,601,451
Total liabilities and equity	$18,360,931			$16,429,860
Net interest spread (2)(5)			3.05%			3.06%
Contribution of noninterest-bearing sources of funds			0.25%			0.20%
Net interest income/margin (2)(5)		587,278	3.30%		518,737	3.26%
Less: tax-equivalent adjustment		4,852			4,322
Net interest income, as reported		$582,426			$514,415

(1)	Interest income included $31.1 million and $31.0 million in loan fees for the year ended December 31, 2016 and 2015, respectively.

(2)	Interest income and yields are presented on a tax-equivalent basis, assuming a federal income tax rate of 35%. This is a non-U.S. GAAP measure.

(3)
Includes loans held-for-sale and nonaccrual loans. Average loans on a nonaccrual basis for the recognition of interest income totaled $71.3 million and $57.9 million for the year ended December 31, 2016 and 2015, respectively. Interest foregone on impaired loans was estimated to be approximately $3.0 million and $2.3 million for the year ended December 31, 2016 and 2015, respectively, calculated based on the average loan portfolio yield for the respective period.

(4)	Covered interest-earning assets consist of loans acquired through a FDIC-assisted transaction that are subject to a loss share agreement and the related indemnification asset.

(5)	Refer to Glossary of Terms for definition.

NON-U.S. GAAP FINANCIAL MEASURES

This press release contains both U.S. GAAP and non-U.S. GAAP based financial measures. These non-U.S. GAAP financial measures include net interest income, net interest margin, net revenue, operating profit, and efficiency ratio all on a fully taxable-equivalent basis, return on average tangible common equity, tangible common equity to tangible assets, and tangible book value. We believe that presenting these non-U.S. GAAP financial measures will provide information useful to investors in understanding our underlying operational performance, our business, and performance trends and facilitates comparisons with the performance of others in the banking industry.

We use net interest income on a taxable-equivalent basis in calculating various performance measures by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on taxable investments assuming a 35% tax rate. Management believes this measure to be the preferred industry measurement of net interest income as it enhances comparability to net interest income arising from taxable and tax-exempt sources, and accordingly believes that providing this measure may be useful for peer comparison purposes.

In addition to capital ratios defined by banking regulators, we also consider various measures when evaluating capital utilization and adequacy, including return on average tangible common equity, tangible common equity to tangible assets, and tangible book value. These calculations are intended to complement the capital ratios defined by banking regulators for both absolute and comparative purposes. All of these measures exclude the ending balances of goodwill and other intangibles while certain of these ratios exclude preferred capital components. Because U.S. GAAP does not include capital ratio measures, we believe there are no comparable U.S. GAAP financial measures to these ratios. We believe these non-U.S. GAAP financial measures are relevant because they provide information that is helpful in assessing the level of capital available to withstand unexpected market conditions. Additionally, presentation of these measures allows readers to compare certain aspects of our capitalization to other similar companies. However, because there are no standardized definitions for these ratios, our calculations may not be comparable with other companies.

Non-U.S. GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Although these non-U.S. GAAP financial measures are frequently used by stakeholders in the evaluation of a company, they have limitations as analytical tools, and should not be considered in isolation or as a substitute for analyses of results as reported under U.S. GAAP. As a result, we encourage readers to consider our Consolidated Financial Statements in their entirety and not to rely on any single financial measure.

Non-U.S. GAAP Financial Measures
(Dollars in thousands)
(Unaudited)

The following table reconciles non-U.S. GAAP financial measures to U.S. GAAP.

	Three Months Ended
	2016				2015
	December 31	September 30	June 30	March 31	December 31
Taxable-equivalent net interest income
U.S. GAAP net interest income	$155,381	$145,510	$142,017	$139,518	$136,591
Taxable-equivalent adjustment	1,234	1,207	1,194	1,217	1,206
Taxable-equivalent net interest income (a)	$156,615	$146,717	$143,211	$140,735	$137,797
Average Earning Assets (b)	$19,032,922	$18,084,391	$17,285,351	$16,865,659	$16,631,958
Net Interest Margin ((a) annualized) / (b)	3.23%	3.18%	3.28%	3.30%	3.25%
Net Revenue
Taxable-equivalent net interest income	$156,615	$146,717	$143,211	$140,735	$137,797
U.S. GAAP non-interest income	39,412	37,614	37,130	33,602	32,648
Net revenue (c)	$196,027	$184,331	$180,341	$174,337	$170,445
Operating Profit
U.S. GAAP income before income taxes	$92,901	$75,513	$79,362	$76,225	$83,388
Provision for loan and covered loan losses	6,048	15,691	5,569	6,402	2,831
Taxable-equivalent adjustment	1,234	1,207	1,194	1,217	1,206
Operating profit	$100,183	$92,411	$86,125	$83,844	$87,425
Efficiency Ratio
U.S. GAAP non-interest expense (d)	$95,844	$91,920	$94,216	$90,493	$83,020
Net revenue	$196,027	$184,331	$180,341	$174,337	$170,445
Efficiency ratio (d) / (c)	48.89%	49.87%	52.24%	51.91%	48.71%
Adjusted Net Income
U.S. GAAP net income available to common stockholders	$59,548	$48,892	$50,365	$49,552	$52,137
Amortization of intangibles, net of tax	333	332	332	331	357
Adjusted net income (e)	$59,881	$49,224	$50,697	$49,883	$52,494
Average Tangible Common Equity
U.S. GAAP average total equity	$1,910,977	$1,870,109	$1,809,203	$1,747,531	$1,683,484
Less: average goodwill	94,041	94,041	94,041	94,041	94,041
Less: average other intangibles	1,531	2,073	2,613	3,153	3,711
Average tangible common equity (f)	$1,815,405	$1,773,995	$1,712,549	$1,650,337	$1,585,732
Return on average tangible common equity ((e) annualized) / (f)	13.12%	11.04%	11.91%	12.16%	13.13%

Non-U.S. GAAP Financial Measures (continued)
(Dollars in thousands)
(Unaudited)

	Year Ended December 31,
	2016	2015
Taxable-equivalent net interest income
U.S. GAAP net interest income	$582,426	$514,415
Taxable-equivalent adjustment	4,852	4,322
Taxable-equivalent net interest income (a)	$587,278	$518,737
Average Earning Assets (b)	$17,821,134	$15,923,831
Net Interest Margin (a) / (b)	3.30%	3.26%
Net Revenue
Taxable-equivalent net interest income	$587,278	$518,737
U.S. GAAP non-interest income	147,758	130,012
Net revenue (c)	$735,036	$648,749
Operating Profit
U.S. GAAP income before income taxes	$324,001	$296,400
Provision for loan and covered loan losses	33,710	14,790
Taxable-equivalent adjustment	4,852	4,322
Operating profit	$362,563	$315,512
Efficiency Ratio
U.S. GAAP non-interest expense (d)	$372,473	$333,237
Net revenue	$735,036	$648,749
Efficiency ratio (d) / (c)	50.67%	51.37%
Adjusted Net Income
U.S. GAAP net income available to common stockholders	$208,357	$185,311
Amortization of intangibles, net of tax	1,328	1,505
Adjusted net income (e)	$209,685	$186,816
Average Tangible Common Equity
U.S. GAAP average total equity	$1,834,762	$1,601,451
Less: average goodwill	94,041	94,041
Less: average other intangibles	2,340	4,606
Average tangible common equity (f)	$1,738,381	$1,502,804
Return on average tangible common equity (e) / (f)	12.06%	12.43%

Non-U.S. GAAP Financial Measures (continued)
(Dollars in thousands)
(Unaudited)

	As of
	2016				2015
	December 31	September 30	June 30	March 31	December 31
Tangible Common Equity
U.S. GAAP total equity	$1,919,675	$1,882,354	$1,831,150	$1,767,991	$1,698,951
Less: goodwill	94,041	94,041	94,041	94,041	94,041
Less: other intangibles	1,269	1,809	2,349	2,890	3,430
Tangible common equity (g)	$1,824,365	$1,786,504	$1,734,760	$1,671,060	$1,601,480
Tangible Assets
U.S. GAAP total assets	$20,053,773	$19,105,560	$18,169,191	$17,667,372	$17,252,848
Less: goodwill	94,041	94,041	94,041	94,041	94,041
Less: other intangibles	1,269	1,809	2,349	2,890	3,430
Tangible assets (h)	$19,958,463	$19,009,710	$18,072,801	$17,570,441	$17,155,377
Period-end Common Shares Outstanding (i)	79,849	79,640	79,464	79,322	79,097
Ratios:
Tangible common equity to tangible assets (g) / (h)	9.14%	9.40%	9.60%	9.51%	9.34%
Tangible book value (g) / (i)	$22.85	$22.43	$21.83	$21.07	$20.25

Glossary of Terms

Assets under management and administration (“AUMA”) - Assets held in trust where we serve as trustee or in accounts where we make investment decisions on behalf of clients. AUMA also includes non-managed assets we hold in custody for clients or for which we receive fees for advisory or brokerage services. We do not include these assets on our Consolidated Balance Sheets.

Book value - Total common equity divided by outstanding shares of common stock at end of period.

Common equity - Total equity less preferred stock.

Common equity Tier 1 - Tier 1 risk-based capital less preferred equity, less trust preferred securities, and less noncontrolling interests.

Common equity Tier 1 to risk-weighted assets ratio - Common equity Tier 1 divided by period-end risk-weighted assets.

Covered assets - Assets acquired through an FDIC-assisted transaction that are subject to a loss share agreement and are presented separately on the Consolidated Balance Sheets.

Credit quality indicators - We have adopted an internal risk rating policy in which each loan is rated for credit quality with a numerical rating of 1 through 8. Loans rated 5 and better (1-5 ratings, inclusive) are credits that exhibit acceptable financial performance, cash flow, and leverage. We attempt to mitigate risk by loan structure, collateral, monitoring, and other credit risk management controls. Credits rated 6 are performing in accordance with contractual terms but are considered "special mention" as these credits demonstrate potential weakness that if left unresolved, may result in deterioration in the Company’s credit position and/or the repayment prospects for the credit. Borrowers rated special mention may exhibit adverse operating trends, high leverage, tight liquidity or other credit concerns. Loans rated 7 may be classified as either accruing ("potential problem") or nonaccrual ("nonperforming"). Potential problem loans, like special mention, are loans that are performing in accordance with contractual terms, but for which management has some level of concern (greater than that of special mention loans) about the ability of the borrowers to meet existing repayment terms in future periods. These loans continue to accrue interest but the ultimate collection of these loans in full is questionable due to the same conditions that characterize a 6-rated credit. These credits may also have somewhat increased risk profiles as a result of the current net worth and/or paying capacity of the obligor or guarantors or the value of the collateral pledged. These loans generally have a well-defined weakness that may jeopardize collection of the debt and are characterized by the distinct possibility that the Company may sustain some loss if the deficiencies are not resolved. Although these loans are generally identified as potential problem loans and require additional attention by management, they may never become nonperforming. Nonperforming loans include nonaccrual loans risk rated 7 or 8 and have all the weaknesses inherent in a 7-rated potential problem loan with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently-existing facts, conditions and values, highly questionable and improbable. Special mention, potential problem and nonperforming loans are reviewed at a minimum on a quarterly basis, while all other rated credits over a certain dollar threshold, depending on loan type, are reviewed annually or more frequently as the circumstances warrant.

Credit valuation adjustment ("CVA") - An adjustment may need to be incorporated into the valuation of derivative instruments for nonperformance risk to include the counterparty’s credit risk and the Company’s own credit risk. This adjustment is referred to as the CVA. The CVA represents the credit component of fair value with regard to both client-based trades and the related matched trades with interbank dealer counterparties.

Efficiency ratio - Total non-interest expense divided by the sum of taxable-equivalent net interest income and non-interest income. This is a non-U.S. GAAP financial measure.

Fee revenue as percent of total revenue ratio - Total non-interest income less net securities gains (losses) divided by the sum of net interest income and non-interest income less net securities gains (losses).

U.S. GAAP - Accounting principles generally accepted in the United States of America.

Net interest margin - Expressed as a percentage, net interest margin is a ratio computed as annualized taxable-equivalent net interest income divided by average interest-earning assets. The annualization of net interest income for the quarterly yield takes into consideration the interest payment convention at the product level. This is a non-U.S. GAAP financial measure.

Net interest spread - The difference between the average yield earned on interest-earning assets on a taxable-equivalent basis and the average rate paid for interest-bearing liabilities.

Glossary of Terms (continued)

Net overhead ratio - Total non-interest expense less non-interest income divided by average total assets.

Net revenue - The sum of taxable-equivalent net interest income and non-interest income. This is a non-U.S. GAAP financial measure.

Non-U.S. GAAP - Certain financial measures within this document that are not formally defined by U.S. GAAP or codified in the federal banking regulations. A reconciliation of these non-U.S. GAAP financial measures may be found on the previous pages.

Operating profit - The sum of U.S. GAAP income before income taxes, provision for loan and covered loan losses and taxable-equivalent adjustment. This is a non-U.S. GAAP financial measure.

Return on average tangible common equity - Annualized net income available to common stockholders, adjusted for tax-affected amortization of intangibles, divided by average tangible common equity. Average tangible common equity equals average total equity less average goodwill, average intangible assets, and average preferred stock. This is a non-U.S. GAAP financial measure.

Risk-weighted assets - Computed by the assignment of specific risk-weights to assets and off-balance sheet instruments.

Tangible book value - Total common equity less goodwill and other intangibles divided by outstanding shares of common stock at end of period. This is a non-U.S. GAAP financial measure.

Tangible common equity to tangible assets ratio - Tangible common equity divided by tangible assets, where tangible common equity equals total equity less preferred stock, goodwill and other intangible assets and tangible assets equals total assets less goodwill and other intangible assets. This is a non-U.S. GAAP financial measure.

Taxable-equivalent net interest income - The interest income earned on certain assets is completely or partially exempt from Federal income tax. As such, these tax-exempt instruments typically yield lower returns than taxable investments. To provide more meaningful comparisons of yields and margins for all interest-earning assets, we use interest income on a taxable-equivalent basis in calculating average yields and net interest margins by increasing the interest income earned on tax-exempt assets to make it fully equivalent to interest income earned on other taxable investments. This adjustment is not permitted under U.S. GAAP on the Consolidated Income Statement.

Tier 1 equity to risk-weighted assets ratio - Tier 1 risk-based capital divided by period-end risk-weighted assets.

Tier 1 leverage ratio - Tier 1 risk-based capital divided by adjusted average total assets.

Tier 1 risk-based capital - Total equity, plus trust preferred securities; less goodwill and certain other intangible assets, less ineligible servicing assets, less disallowed deferred tax assets and less net unrealized holding gains (losses) on available-for-sale equity securities, available-for-sale debt securities, and cash flow hedge derivatives.

Tier 1 risk-based capital ratio - Tier 1 risk-based capital divided by period-end risk-weighted assets.

Total risk-based capital - Tier 1 risk-based capital plus qualifying subordinated debt, other noncontrolling interests not qualified as Tier 1, eligible gains on available-for-sale equity securities and the allowance for loan and lease losses, subject to certain limitations.

Total risk-based capital ratio - Total risk-based capital divided by period-end risk-weighted assets.